UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 10, 2006

MOVENTIS CAPITAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-29285	52-2058364
(State or other jurisdiction of	(Commission File	(I.R.S. Employer Identification
incorporation or organization)	Number)	Number)

Suite 304, 1959 - 152nd Street, White Rock, British Columbia, Canada V4A 9P3
(Address of principal executive offices)

(604) 288-2430
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

          Moventis Capital, Inc. (the “Company”) entered into a share purchase agreement dated May 10, 2006, pursuant to which it agreed to purchase all of the outstanding capital stock of PTL Electronics, Inc. (PTL), a privately-held Canadian company operating in the Electronic Manufacturing Services (EMS) area, from PTL’s shareholders together with approximately $2.2 million of loans payable by PTL to its shareholders. Each of PTL’s shareholders is a signatory to the agreement.

          Consideration for the acquisition includes $3.5 million cash and $3.5 million in convertible debentures and Common Stock of the Company.

          Except as otherwise stated, all dollar amounts referenced in this Current Report are in Canadian dollars.

          Pursuant to the share purchase agreement, subject to the satisfaction of various closing conditions, the Company is obligated to deliver to PTL’s shareholders the following consideration:

1)	$3.0 million in cash at the closing, subject to adjustment under a closing balance sheet.

2)

$1.2 million in Common Stock, valued at the amount that the Company’s Common Stock is issued under the terms of a contemplated concurrent financing, or $0.50, if no shares are issued pursuant to such financing.

3)

Non-interest bearing convertible debentures in the aggregate amount of $2.3 million payable by nine months after closing, with provisions to extend at the Company’s discretion for an additional three months with interest payable accrued at 10% per annum on any portion that remains unpaid nine months after closing. The Company may convert the debentures into Common Stock at any time prior to or on the maturity date. The conversion price is equal to eighty-five percent (85%) of the Canadian currency conversion equivalent of the average of the Company’s Common Stock closing prices on the OTC Bulletin Board for a period of twenty consecutive trading days ending on the fifth trading day before the date of determination. The agreement also provides that in no event will the market price be less than U.S.$0.35 or more than U.S.$1.10.

4)

$0.5 million in cash nine months after the closing, with provisions to extend at the Company’s discretion for an additional three months with interest payable accrued at 10% per annum on any portion that remains unpaid after nine months after closing.

          The Company is also required at closing to enter into a general security agreement (“GSA”) with the shareholders of PTL. The GSA grants to the shareholders of PTL a security interest in, all of the Company’s present and after-acquired personal property, including all inventory, equipment and fixtures, all contracts, accounts and other intangibles, and all securities, instruments, chattel paper, money and documents of title, and also all of the Company’s present and after-acquired real property and other assets to secure payment and performance of all present and future debts, liabilities and other obligations of the Company.

          The shareholders of PTL are required at closing to sign five year Non-Competition Agreements pursuant to which each agrees that they will not carry on or be engaged in or be concerned with or interested in or advise, lend money to, guarantee the debts or obligations of or permit their name to be used or employed by any individual, firm, syndicate, corporation or other business enterprise engaged in or concerned with any business which: (i) is similar to or competitive with any business which is carried on by PTL or the Company or any of their subsidiaries, and (ii) carries on business in the United States or Canada.

          The parties also agreed that as a condition of closing, members of PTL’s executive management team will sign five year employment agreements effective as of the closing date.

          The share purchase agreement includes a termination fee that requires the payment of $0.15 million to the Company as liquidated damages if the share purchase agreement is terminated under circumstances where the PTL shareholders fail to satisfy a condition of closing that causes the agreement to terminate.

          The closing of the transactions contemplated in the share purchase agreement is subject to customary closing conditions and a condition that the Company raise not less than $3.5 million.

ITEM 2.03: CREATION OF A DIRECT FINANCIAL OBLIGATION

          On the closing date the Company will create direct financial obligations payable to the shareholders of PTL in the amounts described under Item 1.01 of this report, which description is incorporated into this Item 2.03. These obligations are as follows:

1)	$3 million cash due on closing date;
2)	$1.2 million in Common Stock due on closing date;
3)	$2.3 million in aggregated convertible debentures due on closing date; and
4)	$0.5 million in cash due nine (9) months after closing

ITEM 3.02: UNREGISTERED SALES OF EQUITY SECURITIES

          As more fully described in Item 1.01 above, the Company has committed, subject to certain conditions of closing, to issue $1.2 million in shares of Common Stock and $2.3 million of convertible debentures to the shareholders of PTL.- The convertible debentures (and any conversion shares thereon) and the shares of Common Stock issued at the closing will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) and will be issued in reliance upon an exemption from registration under Regulation S to non U.S. Persons (as that term is defined in Regulation S) in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act.

ITEM 3.03: MATERIAL MODIFICATION TO RIGHTS OF SECURITIES HOLDERS

(b)      The disclosure required under this Item 3.03(b) is set forth under Item 1.01 of this Current Report with respect to the convertible debentures and the GSA.

ITEM 7.01: REGULATION FD DISCLOSURE

The disclosure required under this Item 7.01 is set forth under Item 1.01 of this Current Report.

ITEM 9.01. EXHIBITS

(d)	Exhibit 10.1: Share Purchase Agreement dated May 10, 2006
Exhibit 10.2: Form of Convertible Debenture
Exhibit 10.3: Form of General Security Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Moventis Capital, Inc.
(Registrant)

/s/ Blake Ponuick
Blake Ponuick
Chief Executive Officer
(Duly Authorized Officer)

Date: May 16, 2006